                                                                 EXHIBIT 99.1

                 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                  Report of Independent Public Accountants

To the Board of Directors and Members of Aladdin Gaming Holdings, LLC:

    We have audited the accompanying consolidated balance sheets of Aladdin Gaming Holdings, LLC (a Nevada limited liability company in the development stage) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, members' equity and cash flows for the years ended December 31, 1999 and 1998 and for the period from inception (December 1, 1997) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aladdin Gaming Holdings, LLC and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, and for the period from inception (December 1, 1997) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
March 30, 2000

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                 (IN THOUSANDS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  1,669       $  1,248
  Restricted cash and cash equivalents......................      80,471             --
  Interest receivable restricted cash.......................         222            859
  Receivables, related parties..............................           8             77
  Other receivables.........................................           1            765
  Inventory.................................................          59             60
  Prepaid assets............................................         320            119
  Restricted land to be transferred.........................       6,842          6,842
                                                                --------       --------
    Total current assets....................................      89,592          9,970
                                                                --------       --------
Property and equipment:
  Land......................................................      33,407         33,407
  Furniture, fixtures and equipment.........................         950            272
  Construction in progress..................................     274,398         86,557
  Capitalized interest......................................      37,758          8,213
                                                                --------       --------
                                                                 346,513        128,449
Less accumulated depreciation and amortization..............        (176)           (17)
                                                                --------       --------
  Net property and equipment................................     346,337        128,432
                                                                --------       --------
Other assets:
  Restricted cash and cash equivalents......................          --        227,983
  Other assets..............................................       2,067          2,061
  Debt issuance costs, net of accumulated amortization of
    $6,442 and $2,831 as of December 31, 1999 and 1998,
    respectively............................................      30,704         34,315
                                                                --------       --------
    Total other assets......................................      32,771        264,359
                                                                --------       --------
                                                                $468,700       $402,761
                                                                ========       ========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................    $  4,700       $     --
  Accounts payable..........................................       2,752          1,005
  Construction payable......................................      12,193         12,063
  Obligation to transfer land...............................       6,842          6,842
  Accrued interest..........................................       2,183          1,734
  Accrued expenses..........................................       2,068          2,502
                                                                --------       --------
    Total current liabilities...............................      30,738         24,146
                                                                --------       --------
Long-term debt, net of discount.............................     403,393        388,353
Related party payables......................................       7,330          4,119
Advances to purchase membership interests...................           3              3
Commitments and contingencies...............................          --             --
Members' equity:
  Preferred membership interest.............................      75,044             --
  Common membership interest, 10,000,000 membership
    interests authorized; 1,000,000 common membership
    interests issued and outstanding as of December 31, 1999
    and 1998................................................      28,608         28,608
  Deficit accumulated during the development stage..........     (76,416)       (42,468)
                                                                --------       --------
    Total members' equity...................................      27,236        (13,860)
                                                                --------       --------
                                                                $468,700       $402,761
                                                                ========       ========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                YEAR ENDED DECEMBER 31, 1999 1998 AND THE PERIOD
          FROM INCEPTION (DECEMBER 1, 1997) THROUGH DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                                                                         FOR THE PERIOD FROM
                                                                                              INCEPTION
                                                                                         (DECEMBER 1, 1997)
                                             FOR THE YEAR ENDED    FOR THE YEAR ENDED          THROUGH
                                              DECEMBER 31, 1999     DECEMBER 31, 1998     DECEMBER 31, 1999
                                             -------------------   -------------------   -------------------
Pre-opening costs..........................       $ 11,735              $ 24,737               $ 36,472

Other (income) expense:
  Interest income..........................         (8,280)              (12,472)               (20,752)
  Interest expense.........................         52,202                38,416                 90,618
  Less: Interest capitalized...............        (29,545)               (8,213)               (37,758)
                                                  --------              --------               --------
    Total other (income) expense...........         14,377                17,731                 32,108
                                                  --------              --------               --------
Net loss accumulated during the development
  stage....................................       $ 26,112              $ 42,468               $ 68,580
                                                  ========              ========               ========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

                FOR THE PERIOD FROM INCEPTION (DECEMBER 1, 1997)

                           THROUGH DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                      SOMMER ENTERPRISES, LLC             ALADDIN GAMING ENTERPRISES, LLC
                               -------------------------------------   -------------------------------------
                                                           DEFICIT                                 DEFICIT
                                                         ACCUMULATED                             ACCUMULATED
                                 COMMON     PREFERRED    DURING THE      COMMON     PREFERRED    DURING THE
                               MEMBERSHIP   MEMBERSHIP   DEVELOPMENT   MEMBERSHIP   MEMBERSHIP   DEVELOPMENT
                                INTEREST     INTEREST       STAGE       INTEREST     INTEREST       STAGE
                               ----------   ----------   -----------   ----------   ----------   -----------
BALANCE, DECEMBER 1, 1997....   $     --     $     --      $     --     $     --     $     --      $     --
Member Contributions.........          1           --            --           --           --            --
                                --------     --------      --------     --------     --------      --------
BALANCE, DECEMBER 31,
  1997.......................          1           --            --           --           --            --
Net loss for the period......         --           --       (19,960)          --           --       (10,617)
Member Contributions.........    (47,317)          --            --       28,247           --            --
Members' equity costs........     (1,093)          --            --         (581)          --            --
                                --------     --------      --------     --------     --------      --------
BALANCE, DECEMBER 31,
  1998.......................    (48,409)          --       (19,960)      27,666           --       (10,617)
Net loss for the period......         --           --       (12,273)          --           --        (6,528)
Member Contributions.........         --       34,613            --           --           --            --
Restatement of Preferred
  Interests..................         --      (30,280)           --           --           --            --
Preferred Return.............         --        1,944        (2,637)          --           --        (1,402)
Restatement of Preferred
  Return.....................         --       (1,069)       (1,046)          --           --          (557)
                                --------     --------      --------     --------     --------      --------
BALANCE, DECEMBER 31,
  1999.......................   $(48,409)    $  5,208      $(35,916)    $ 27,666     $     --      $(19,104)
                                ========     ========      ========     ========     ========      ========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)
             CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (CONTINUED)

                FOR THE PERIOD FROM INCEPTION (DECEMBER 1, 1997)

                           THROUGH DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                     LONDON CLUBS NEVADA, INC.                       GAI, LLC
                               -------------------------------------   -------------------------------------
                                                           DEFICIT                                 DEFICIT
                                                         ACCUMULATED                             ACCUMULATED
                                 COMMON     PREFERRED    DURING THE      COMMON     PREFERRED    DURING THE
                               MEMBERSHIP   MEMBERSHIP   DEVELOPMENT   MEMBERSHIP   MEMBERSHIP   DEVELOPMENT
                                INTEREST     INTEREST       STAGE       INTEREST     INTEREST       STAGE
                               ----------   ----------   -----------   ----------   ----------   -----------
BALANCE, DECEMBER 1, 1997....   $     --     $    --       $     --       $ --         $--         $    --
Member Contributions.........         --          --             --          2          --              --
                                --------     -------       --------       ----         ---         -------
BALANCE, DECEMBER 31,
  1997.......................         --          --             --          2          --              --
Net loss for the period......         --          --        (10,617)        --          --          (1,274)
Member Contributions.........     50,000          --             --         --          --              --
Members' equity costs........       (581)         --             --        (70)         --              --
                                --------     -------       --------       ----         ---         -------
BALANCE, DECEMBER 31,
  1998.......................    (49,419)         --        (10,617)       (68)         --          (1,274)
Net loss for the period......         --          --         (6,528)        --          --            (783)
Member Contributions.........         --      32,595             --         --          --              --
Restatement of Preferred
  Interests..................         --      30,280             --         --          --              --
Preferred Return.............         --       3,665         (1,402)        --          --            (168)
Restatement of Preferred
  Return.....................         --       3,296           (557)        --          --             (67)
                                --------     -------       --------       ----         ---         -------
BALANCE, DECEMBER 31,
  1999.......................   $(49,419)    $69,836       $(19,104)      $(68)        $--         $(2,292)
                                ========     =======       ========       ====         ===         =======

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)
             CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (CONTINUED)

                FOR THE PERIOD FROM INCEPTION (DECEMBER 1, 1997)

                           THROUGH DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                                                            TOTAL
                                                            -------------------------------------
                                                                                        DEFICIT
                                                                                      ACCUMULATED
                                                              COMMON     PREFERRED    DURING THE
                                                            MEMBERSHIP   MEMBERSHIP   DEVELOPMENT
                                                             INTEREST     INTEREST       STAGE
                                                            ----------   ----------   -----------
BALANCE, DECEMBER 1, 1997.................................   $    --      $    --       $     --
Member Contributions......................................         3           --             --
                                                             -------      -------       --------
BALANCE, DECEMBER 31, 1997................................         3           --             --
Net loss for the period...................................        --           --        (42,468)
Member Contributions......................................    30,930           --             --
Members' equity costs.....................................    (2,325)          --             --
                                                             -------      -------       --------
BALANCE, DECEMBER 31, 1998................................    28,608           --        (42,468)
Net loss for the period...................................        --           --        (26,112)
Member Contributions......................................        --       67,208             --
Restatement of Preferred Interests........................        --           --             --
Preferred Return..........................................        --        5,609         (5,609)
Restatement of Preferred Return...........................        --        2,227         (2,227)
                                                             -------      -------       --------
BALANCE, DECEMBER 31, 1999................................   $28,608      $75,044       $(76,416)
                                                             =======      =======       ========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              YEAR ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD
                       FROM INCEPTION (DECEMBER 1, 1997)
                           THROUGH DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                                                                            FOR THE PERIOD
                                                                                            FROM INCEPTION
                                                                                          (DECEMBER 1, 1997)
                                              FOR THE YEAR ENDED    FOR THE YEAR ENDED          THROUGH
                                               DECEMBER 31, 1999     DECEMBER 31, 1998     DECEMBER 31, 1999
                                              -------------------   -------------------   -------------------
Cash flows from operating activities:
  Net loss..................................        $ (26,112)            $ (42,468)            $ (68,580)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization.............              159                    17                   176
  Amortization of debt costs................            3,611                 2,831                 6,442
  Amortization of original issue discount...           19,740                14,306                34,046
Change in assets and liabilities:
  Interest receivable.......................              637                  (859)                 (222)
  Inventory.................................                1                   (60)                  (59)
  Prepaid expense...........................             (201)                 (118)                 (320)
  Receivables...............................              833                  (842)                   (8)
  Other assets..............................               (6)               (2,061)               (2,067)
  Accounts payable..........................            1,747                 3,394                 2,752
  Accrued expenses..........................             (434)                  113                 2,068
  Accrued interest..........................              449                 1,734                 2,183
  Related party payable.....................            3,211                 3,354                 6,565
                                                    ---------             ---------             ---------
Net cash provided by (used in) operating
  activities................................            3,635               (20,659)              (17,024)
                                                    ---------             ---------             ---------
Cash flows from investing activities:
  Payments for construction in progress.....         (187,711)              (66,184)             (253,895)
  Payments for furniture and equipment......             (678)                 (272)                 (950)
  Payments for capitalized interest.........          (29,545)               (8,213)              (37,758)
  (Increase) Decrease in restricted cash....          147,512              (227,983)              (80,471)
                                                    ---------             ---------             ---------
Net cash used in investing activities.......          (70,422)             (302,652)             (373,074)
                                                    ---------             ---------             ---------
Cash flows from financing activities:
  Proceeds from issuance of notes...........               --               100,047               100,047
  Proceeds from long-term debt..............               --               274,000               274,000
  Repayment of long-term debt...............               --                  (547)                 (547)
  Debt issuance costs.......................               --               (37,146)              (37,146)
  Members' contributions....................           67,208                65,000               132,211
  Members' equity costs.....................               --                (2,325)               (2,325)
  Payment of debt on contributed land.......               --               (74,477)              (74,477)
  Payable to related parties................               --                    --                     1
  Advances to purchase membership
    interests...............................               --                    --                     3
                                                    ---------             ---------             ---------
Net cash provided by financing activities...           67,208               324,552               391,767
                                                    ---------             ---------             ---------
Net increase in cash........................              421                 1,241                 1,669
Cash at beginning of period.................            1,248                     7                    --
                                                    ---------             ---------             ---------
Cash at end of period.......................            1,669             $   1,248             $   1,669
                                                    ---------             ---------             ---------
Supplemental disclosures of cash flow
  information and non-cash investing and
  financing activities:
Cash paid for interest, net of amount
  capitalized...............................           (5,118)            $  11,332             $   6,214
Members' contributions book value
  Land......................................               --                33,407                33,407
  Construction in progress..................               --                 7,000                 7,000
Equipment acquired equal to assumption of
  debt......................................               --                   547                   547
Increase in construction payables...........              130                12,063                12,193
Preferred dividends.........................            7,836                    --                    --

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

    Aladdin Gaming Holdings, LLC, a Nevada limited liability company ("Gaming Holdings"), was formed on December 1, 1997. Gaming Holdings initially was owned by Aladdin Gaming Enterprises, Inc., a Nevada corporation ("Gaming Enterprises") (25%), Sommer Enterprises, LLC, a Nevada limited liability company ("Sommer Enterprises") (72%), and GAI, LLC, a Nevada limited liability company ("GAI") (3%). On February 26, 1998, London Clubs International plc ("London Clubs"), through its subsidiary London Clubs Nevada Inc. ("LCNI"), contributed $50 million for a 25% interest in Gaming Holdings common membership interests ("Holdings Common Membership Interests"). Sommer Enterprises contributed a portion of land for Holdings Common Membership Interests. Gaming Enterprises, which is owned 100% by Sommer Enterprises, contributed a portion of land, $7 million of predevelopment costs and $15 million in cash for Holdings Common Membership Interests. After the additional contributions, Sommer Enterprises owns 47% of Gaming Holdings, Gaming Enterprises owns 25% of Gaming Holdings, LCNI owns 25% of Gaming Holdings, and GAI owns 3% of Gaming Holdings. On November 30, 1998, the Sommer Trust and its affiliates agreed that they will cause Sommer Enterprises and Gaming Enterprises to vote their respective Holdings Common Membership Interests so that (taking into account Holdings Common Membership Interests held by London Clubs or its affiliates) London Clubs controls fifty percent of the voting power of Gaming Holdings. See Note 3 for additional disclosures regarding voting power. On December 10, 1999, the holders of Holdings Common Membership Interest agreed to restate the capital structure of Gaming Holdings, which restatement provided, in addition to other matters, that LCNI has an option to convert certain preferred membership interests of Gaming Holdings into 15% of Holding Common Membership Interests, the creation of certain new classes of preferred membership interests and for LCNI's control of the majority of the Board of Managers of Gaming Holdings; however, most material decisions remain subject to the supermajority consent of Gaming Holdings members. See "Note 3. Classes of Interest." Aladdin Holdings, LLC, a Delaware limited liability company ("AHL"), indirectly holds a majority interest in Gaming Holdings. The members of AHL are the Trust Under Article Sixth u/w/o Sigmund Sommer ("Sommer Trust") which holds a 95% interest in AHL and GW Vegas, LLC, a Nevada limited liability company ("GW"), a wholly owned subsidiary of Trust Company of the West ("TCW"), which holds a 5% interest in AHL.

    Gaming Holdings is a holding company, the material assets of which are 100% of the outstanding common membership interests and 100% of the outstanding Series A preferred interests of Aladdin Gaming, LLC ("Gaming"). Aladdin Capital Corp. ("Capital") is a wholly owned subsidiary of Gaming Holdings and was incorporated solely for the purpose of serving as a co-issuer of the 13 1/2% Senior Discount Notes ("Notes"). Capital will not have any material operations or assets and will not have any revenues. Gaming Holdings, through its subsidiaries, also owns 100% of Aladdin Music, LLC ("Aladdin Music"). Gaming Holdings and its subsidiaries are collectively referred to herein as "Company."

    The operations of the Company have been primarily limited to the design, development, financing and construction of a new Aladdin Resort and Casino ("Aladdin"). The Aladdin will be the centerpiece of an approximately 35-acre world-class resort, casino and entertainment complex ("Complex") located on the site of the former Aladdin hotel and casino in Las Vegas, Nevada, a premier location at the center of Las Vegas Boulevard. The Aladdin has been designed to include a luxury themed hotel of approximately 2,600 rooms, an approximately 116,000 square foot casino, an approximately 1,200-seat production showroom and six restaurants.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Complex will comprise: (i) the Aladdin; (ii) a themed entertainment shopping mall with approximately 496,000 square feet of retail space ("Desert Passage"); (iii) a second hotel and casino with a music and entertainment theme ("Aladdin Music Project"); (iv) the newly renovated 7,000 seat Theater of the Performing Arts ("Theater"); and (v) an approximately 4,800 space car parking facility ("Carpark" and, together with the Desert Passage, hereinafter, "Mall Project"). The Mall Project will be separately owned in part by an affiliate of the Company and Aladdin Music is currently seeking a joint venture partner for the Aladdin Music Project.

    The consolidated financial statements include the accounts of Gaming Holdings and its wholly-owned subsidiaries. Significant inter-company accounts are eliminated in consolidation.

CASH, CASH EQUIVALENTS AND RESTRICTED CASH

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 1999, restricted cash consisted of cash and cash equivalents held for construction and development of the Aladdin.

PROPERTY AND EQUIPMENT

    Property and equipment consists primarily of expenditures incurred for the design and construction of the Aladdin and have been capitalized as construction in progress. These amounts are expected to be reclassified to buildings and land improvements upon completion of the facility and will be depreciated over the useful life of the assets. Furniture, fixtures and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful life of between three and ten years.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using first-in first-out method.

FAIR VALUE OF CERTAIN FINANCIAL INSTRUMENTS

    The carrying amount of cash equivalents, receivables and all current liabilities approximates fair value because of the short term maturity of these instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. See Note 2 for additional fair value disclosures.

INTEREST COSTS

    Interest costs associated with major construction projects are capitalized. Interest is capitalized on amounts expended to construct the Aladdin using the weighted-average cost of the Company's outstanding borrowings. The capitalized interest will be recorded as part of the asset to which it relates and will be amortized over the asset's useful life. Capitalization of interest ceases when the project is substantially complete.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INTEREST RATE SWAPS

    The Company uses interest rate swaps and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the swap or similar financial instruments.

PRE-OPENING COSTS

    In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). The provisions of SOP 98-5 are effective for fiscal years beginning after December 15, 1998 and require that the costs associated with start-up activities (including pre-opening costs of casinos) be expensed as incurred. SOP 98-5 permits early adoption in fiscal years for which annual financial statements have not yet been issued.

    Effective January 1, 1998, the Company adopted the provisions of SOP 98-5. Pre-opening costs include, but are not limited to, salary related expenses for new employees and management opening team, travel and lodging expenses, training costs, advertising and marketing, organizational costs and all temporary facility costs (i.e. rent, insurance, utilities, etc.).

DEBT DISCOUNT AND ISSUANCE COSTS

    Debt discount and issuance costs are capitalized and amortized to expense based on the terms of the related debt agreements using the effective interest method or a method which approximates the effective interest method.

INCOME TAXES

    The Company is a limited liability company and will be taxed as a partnership for federal income tax purposes. Accordingly, no provision for federal income taxes was recorded because the taxable income or loss is included in the income tax returns of the members.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that entities record all derivatives as assets or liabilities measured at fair value, with the change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 amends or supercedes several current accounting statements. In July 1999, the FASB issued SFAS No. 137 which delays the effective date of SFAS No. 133 from fiscal year 2000 to fiscal year 2001. Gaming Holdings is in the process of analyzing SFAS No. 133 and the impact on its consolidated financial position and results of operations.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain amounts have been reclassified to conform with 1999 presentations.

2. LONG-TERM DEBT

    Long-term debt and current maturities of long-term debt are comprised of the following:

                                              DECEMBER 31, 1999   DECEMBER 31, 1998
                                              -----------------   -----------------
                                                         (IN THOUSANDS)
Long-term debt:
  Senior Discount Notes (Net of unamortized
    discount of $87,407 at 12/31/99 and
    $107,147 at 12/31/98)...................      $134,093            $114,353
                                                  --------            --------
  Term B Loan...............................      $114,000            $114,000
  Term C Loan...............................       160,000             160,000
                                                  --------            --------
                                                  $408,093            $388,353
    Less current maturities of long-term
      debt..................................         4,700                  --
                                                  --------            --------
    Total long-term debt....................      $403,393            $388,353
                                                  ========            ========

SENIOR DISCOUNT NOTES

    On February 26, 1998, Gaming Holdings, Capital and Gaming Enterprises consummated a private offering ("Offering") under Rule 144A of the Securities Act of 1933. The Offering consisted of 221,500 units ("Units"), each Unit consisting of: (i) $1,000 principal amount of maturity of 13 1/2% Senior Discount Notes due 2010 ("Notes") of Gaming Holdings and Capital; and (ii) 10 warrants ("Warrants") to purchase 10 shares of Class B non-voting common stock, no par value, of Gaming Enterprises. The Notes and the Warrants became separately transferable on July 23, 1998. The Warrants became exercisable on July 23, 1998, and will expire on March 1, 2010.

    On August 26, 1998, Gaming Holdings and Capital completed an exchange offer for 100% of the aggregate principal amount of the Notes pursuant to a registration statement dated July 23, 1998. The Notes were exchanged for notes with substantially the same terms issued in the private placement on February 26, 1998.

    The initial accreted value of the Notes was $519.40 per $1,000 principal amount at maturity of the Notes. The Notes will mature on March 1, 2010. The Notes will accrete at 13 1/2% (computed on a semi-

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT (CONTINUED)
annual bond equivalent basis) based on the initial accreted value, calculated from February 26, 1998. Cash interest on the Notes will not accrue prior to March 1, 2003. Thereafter, cash interest on the Notes will accrue at the rate of 13 1/2% per annum based on the accreted value at maturity of the Notes and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003. The Notes are secured by a first priority pledge of all the issued and outstanding Series A Preferred Interests of Gaming held by Gaming Holdings. The Indenture relating to the Notes contains certain covenants that (subject to certain exceptions) restrict the ability of Gaming Holdings, Capital and certain of their subsidiaries to, among other things: (i) make restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) incur liens; (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations; (vi) enter into certain transactions with affiliates; or (vii) enter into new lines of business.

    Gaming Holdings' future interest and principal payments required under the Notes will be funded from distributions by Gaming to the extent available. Gaming has certain restrictions which limit its ability to distribute cash to Gaming Holdings (see the following discussion under "Term Loans"). There can be no assurance that Gaming's distributions will be sufficient to meet the required principal and interest payments of the Notes.

TERM LOANS AND CURRENT MATURITIES OF LONG-TERM DEBT

    Gaming has a credit facility ("Bank Credit Facility" or "Credit Agreement") with various financial institutions and the Bank of Nova Scotia as the administrative agent for the lenders (collectively, "Lenders"). The Credit Agreement consists of three separate term loans. Term A Loan comprises a term loan of $129.7 million and matures approximately five and one-half years after the initial borrowing date. Term B Loan comprises a term loan of $114.0 million and matures eight and one-half years after the initial borrowing date. Term C Loan comprises a term loan of $160.0 million and matures ten years after the borrowing date. The disbursement of the proceeds of the Term A Loan has not commenced as of the date hereof. Under the Credit Agreement, Gaming had $21.3 million available for its investment in Aladdin Music. However, during the third quarter of 1999, pursuant to the Credit Agreement, Gaming could, and did, allocate $15 million of such funds to the Theater renovation and reduced the Term A Loan from $136 million to $129.7 million. The Company pays interest on the term loans as follows: Term A Loan, at the London Interbank Offered Rate ("LIBOR") plus 300 basis points until the Aladdin commences operations, then LIBOR plus an amount between 150 basis points and 275 basis points depending upon Gaming's earnings before interest, taxes, depreciation and amortization ("EBITDA"); Term B Loan, LIBOR plus 200 basis points while the funds are held in the cash collateral account and LIBOR plus 350 basis points once the funds are utilized for the construction of the Aladdin; and Term C Loan, LIBOR plus 200 basis points while the funds are held in the cash collateral account and LIBOR plus 400 basis points once the funds are utilized for the construction of the Aladdin. Interest on the term loans is due quarterly.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT (CONTINUED)
    Principal payments for the Term Loans do not commence until the end of the first quarter following the commencement of operations of the Aladdin. The following table details the required yearly principal amortization during operations.

PRINCIPAL AMORTIZATION
 (AFTER COMMENCEMENT
    OF OPERATIONS)       TERM A LOAN   TERM B LOAN   TERM C LOAN
----------------------   -----------   -----------   -----------
                                     (IN THOUSANDS)
    Year 1                $ 16,000      $  1,200      $  1,600
    Year 2                  20,000         1,200         1,600
    Year 3                  28,000         1,200         1,600
    Year 4                  32,000         1,200         1,600
    Year 5                  33,750         1,200         1,600
    Year 6                      --        68,000         1,600
    Year 7                      --        40,000        48,400
    Year 8                      --            --       102,000
                          --------      --------      --------
    TOTALS                $129,750      $114,000      $160,000
                          ========      ========      ========

    In addition to the principal amortization schedules, the Company is required to make mandatory prepayments beginning the first quarter following the commencement of operations of the Aladdin. The mandatory prepayments are based on a percentage of Gaming's excess cash flow as defined in the Credit Agreement. The mandatory prepayments are due quarterly and the percentages of excess cash flow are detailed below:

                         PERCENTAGE OF
                        EXCESS CASH FLOW
                        ----------------
Year 1                         65%
Year 2                         60%
Year 3 and thereafter          55%

    As security for the Bank Credit Facility, the Company has entered into a deed of trust in favor of the Lenders securing the Notes and all obligations of the Company under the Bank Credit Facility, encumbering the Aladdin (including any and all leasehold interests) as a first priority lien. In addition, the Company has either assigned or entered into security agreements in favor of the Lenders for all present and future leases, accounts, accounts receivable, licenses and any other tangible or intangible assets owned or leased by the Company, subject to the rights of the FF&E Lenders under the FF&E Financing (see the following discussion under "Furniture, Fixtures and Equipment Financing ("FF&E Financing")).

    As further security for the Bank Credit Facility and to the extent permissible, the owners of the Company have pledged their interests in the Company to the Lenders and Gaming Holdings has pledged its interest in Gaming to the Lenders other than the Series A Preferred Interests.

    The Bank Credit Facility contains covenants that (subject to certain exceptions) restrict the ability of Gaming and its subsidiaries to, among other things: (i) incur additional indebtedness, liens or other encumbrances; (ii) pay dividends or make similar distributions; (iii) sell assets or make investments;
(iv)

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT (CONTINUED)
enter into mergers, consolidations, or acquisition transactions; or (v) enter into certain transactions with affiliates.

FURNITURE, FIXTURES AND EQUIPMENT FINANCING ("FF&E FINANCING")

    On June 30, 1998, the Company entered into FF&E Financing that provides for operating lease financing of up to $60.0 million and a term loan facility of $20.0 million to obtain gaming equipment and other specified equipment. Funding under the FF&E Financing is available beginning six months prior to the construction completion date of the Aladdin. Repayment of principal and interest is due in quarterly installments upon the construction completion date of the Aladdin. The term of the operating lease financing is 36 months (with the Company having two, one year options to renew) and the term of the loan facility is five years. The interest rate from the funding date until the construction of the Aladdin is complete is either the 30-day LIBOR plus 478 basis points or the Prime Rate plus 275 basis points. After the construction completion date, the interest rate shall be the 90-day LIBOR plus 478 basis points. On March 6, 2000, the disbursements under the FF&E Financing commenced.

INTEREST RATE SWAPS

    Effective June 30, 1999, Gaming restructured its interest rate swap arrangements in an effort to reduce future expenditures for interest. Gaming has entered into these agreements to manage interest expense, which is subject to fluctuations due to the variable nature of the London Interbank Offered Rate ("LIBOR"). In exchange for entering into the transaction, Gaming received $500,000 from the counterparty in July, 1999.

    Beginning June 30, 1999, Gaming has the following interest rate swaps, interest rate ceilings and floor caps, and related notional amounts in effect:
(i) an interest rate swap with an original notional amount of $114 million increasing to a maximum of $222.5 million whereby interest is fixed at 5.50% through March 31, 2000. After March 31, 2000, an interest rate collar with a notional amount of $250 million, a maximum and minimum interest rate of 7.5% and 5.15%, respectively, will go into effect and mature on September 30, 2006; and
(ii) an interest rate collar with a notional amount of $160 million, a maximum rate of 8.00%, a minimum rate of 5.15% and a maturity date of March 31, 2003. All rates noted above are LIBOR equivalents only and do not include the impact of the basis point additions to LIBOR that are used in calculating interest expense on Gaming's term loans. The LIBOR applicable to these agreements on December 31, 1999 was set at 6.16% as of December 31, 1999. The fair market value of the Company's interest rate swaps, interest rate ceilings and floor caps as provided by the counterparty to the swaps, is a net receivable of approximately $4.9 million at December 31, 1999.

    The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. The variable rates are subject to change over time as LIBOR fluctuates.

    Neither the Company nor the counterparty, which is a prominent financial institution, is required to collateralize their respective obligations under these swaps. The Company is exposed to loss if the counterparty defaults. However, the Company considers the risk of non-performance to be minimal as the counterparty is a member of the bank credit facility. The Company does not hold or issue rate agreements for trading purposes.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT (CONTINUED)

FAIR VALUE OF LONG-TERM DEBT

    The estimated fair value of the Company's long-term debt, current maturities of long-term debt and interest rate swaps have been determined using appropriate market information and valuation methodologies. Considerable judgment is required to determine the estimates of fair value; thus, the estimates provided herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                                                          DECEMBER 31, 1999
                                                     ----------------------------
                                                     CARRYING AMOUNT   FAIR VALUE
                                                     ---------------   ----------
                                                            (IN THOUSANDS)
Senior Discount Notes..............................      $134,093       $ 88,635
Term B Loan........................................       114,000        114,000
Term C Loan........................................       160,000        160,000
Interest Rate Swaps (Receivable)...................            --         (4,886)

    The fair value of the Company's Senior Discount Notes is based on dealer quotes for those instruments. The fair values of the Company's Term B Loan and Term C Loan are assumed to approximate carrying values as the interest rate on the loans fluctuate with changes in LIBOR (i.e., a variable rate loan). The fair market value of the Company's interest rate swaps is based on the estimated termination values at December 31, 1999 as provided by the counterparty to the swaps.

3. CLASSES OF INTEREST

    Preferred Membership Interest is comprised of the following:

                                                                     SOMMER
                                                       LCNI     ENTERPRISES, LLC    TOTAL
                                                     --------   ----------------   --------
                                                                 (IN THOUSANDS)
Series A...........................................  $36,559             --        $36,559
Series C (Convertible to Common)...................   30,000             --         30,000
Series CC..........................................    1,496             --          1,496
Series D...........................................    1,781             --          1,781
Series E...........................................       --          5,208          5,208
                                                     -------         ------        -------
TOTAL..............................................  $69,836         $5,208        $75,044
                                                     =======         ======        =======

    On December 10, 1999, the holders of Holdings Common Membership Interests entered into an agreement ("Agreement") to restate the capital structure of Gaming Holdings. The Sommer Trust and London Clubs are collectively referred to below as the "Guarantors."

    Prior to the execution of the Agreement, if either of the Sommer Trust or London Clubs (each a "Guarantor") was unable to make a capital contribution to Gaming Holdings as required under the Bank Completion Guaranty (as defined in Note 5. "Related Party Transactions and Guarantees") and the Gaming Holdings Operating Agreement, the contributing Guarantor could lend funds to the other Guarantor to satisfy its obligations under the guaranty. Gaming Holdings issued Series A Preferred Shares

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. CLASSES OF INTEREST (CONTINUED)
in exchange for all completion guaranty payments made prior to the execution of the Agreement. The Guarantors determined that this mechanism for contributing such amounts to Gaming Holdings was not adequate. Accordingly, they adopted the Agreement to rescind the loans between them and restate all Completion Guaranty Payments as contributions from the Guarantor providing the capital directly to Gaming Holdings.

    Pursuant to the Agreement, the Series A Preferred Shares previously issued in exchange for payments made pursuant to the Bank Completion Guaranty were rescinded and Gaming Holdings issued (i) Series A Preferred Shares to London Clubs for $11,817,539 of Completion Guaranty Payments plus $2,534,519 of unpaid preferred return accrued on such payments prior to October 1, 1999, (ii) Series C Convertible Preferred Shares to London Clubs for $30,000,000 of Completion Guaranty Payments made prior to October 1, 1999, (iii) Series CC Convertible Preferred Shares to London Clubs for the unpaid cumulative preferred return on the Series C Convertible Preferred Shares that accrued between October 1, 1999 and the date of conversion of the Series C Convertible Preferred Shares, (iv) Series D Preferred Shares to London Clubs representing a profits only interest in Gaming Holdings, and (v) Series E Preferred Shares to the Sommer Trust for $4,333,034 of Completion Guaranty Payments made prior to October 1, 1999. The Agreement further provides that Gaming Holdings shall issue, for all future completion guaranty payments made by the Guarantors (i) Series A Preferred Shares in exchange for the contribution of such payments and (ii) Series D Preferred Shares representing a profits only interest in Gaming Holdings.

    The Series C Convertible Preferred Shares shall earn a return equal to twenty percent (20%) per annum, cumulative and compounded semi-annually from October 1, 1999. London Clubs has the option to convert all (but not less than all) of the Series C Convertible Preferred Shares into fifteen percent (15%) of the Holdings Common Membership Interests at any time on or before April 30, 2000. If the Series C Convertible Preferred Shares are converted, LCNI's ownership interest would increase to forty percent (40%) of the Holdings Common Membership Interests and Sommer Enterprises' ownership interest would decrease to thirty-two percent (32%) of the Holdings Common Membership Interests, so that, when combined with Sommer Enterprises interest in Gaming Enterprises, Sommer Enterprises would have a total ownership interest of fifty seven percent (57%). The Series CC Preferred Shares shall earn a return equal to twenty percent (20%) per annum, cumulative and compounded semi-annually. The Series A Preferred Shares earn a return equal to twelve percent (12%) per annum, cumulative and compounded semi-annually. Pursuant to a subsequent Letter Agreement between the Guarantors dated February 23, 2000, the Series D Preferred Shares and the Series A Preferred Shares shall earn a combined preferred return equal to the return earned on the Series E Preferred Shares (i.e., thirty percent (30%) per annum, cumulative and compounded semi-annually). The Series E Preferred Shares shall earn a return equal to thirty percent (30%) per annum, cumulative and compounded semi-annually. With respect to the allocation of Profits and Losses, and Distributions including distributions in liquidation, the following is the order of priority of the Preferred Shares: Series A Preferred Shares, Series D Preferred Shares, Series C Convertible, and Series CC Preferred Shares, and collectively (pari passu) Series E and B Preferred Shares.

    Series B Preferred Shares would be issued to LCNI in the event of and in exchange for any payment required by London Clubs to pay down Gaming's Bank Credit Facility pursuant to Section 13 of the Keep-Well Agreement. As of December 31, 1999, there are no Series B Preferred Shares outstanding.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. CLASSES OF INTEREST (CONTINUED)
    As a function of the Agreement, the Guarantors further amended, effective as of October 1, 1999, the Contribution Agreement so that the "Contribution Percentage" shall mean, for the purposes of Completion Guaranty Payments, (a) sixty percent (60%) in the case of the Sommer Trust and (b) forty percent (40%) in the case of London Clubs.

    As part of the Agreement, Gaming Holdings, the Sommer Trust, London Clubs and LCNI entered into a Redemption Agreement with regard to their respective right to redeem or purchase, as the case may be, the Series A and D Preferred Shares (as a unit consisting of one Series A Preferred Share and one Series D Preferred Share "Redeemable Preferred Share") as follows:

    Gaming Holdings shall have the right, subject to and in conformity with the provisions of the Indenture to redeem any amount of Redeemable Preferred Shares at an amount equal to the fully accreted value of such shares at the time of redemption, together with a "make whole" agreement whereby the holder of the Redeemable Preferred Shares being redeemed shall be made whole by Gaming Holdings with respect to the holder's costs and expenses incurred in financing the Redeemable Preferred Shares and making them available for redemption by Gaming Holdings.

    If the Sommer Trust, Sommer Enterprises or a wholly-owned subsidiary of the Sommer Trust or Sommer Enterprises to be designated by the Sommer Trust is in a position to offer payment to London Clubs or LCNI at the fully accreted value on the date of offer to buy Redeemable Preferred Shares of Gaming Holdings held by London Clubs and LCNI, the Sommer Trust, Sommer Enterprises or a wholly-owned subsidiary of the Sommer Trust or Sommer Enterprises to be designated by the Sommer Trust shall have the right from time to time but not the obligation to purchase from London Clubs and LCNI an amount of such shares so that the total Redeemable Preferred Shares held by the Sommer Trust, Sommer Enterprises or a wholly-owned subsidiary of the Sommer Trust or Sommer Enterprises to be designated by the Sommer Trust and all its Affiliates (including such Redeemable Preferred shares they may have held) would be up to 60% of all outstanding Redeemable Preferred Shares at a price equal to their then fully accreted value. Purchase by the Sommer Trust of any Redeemable Preferred Shares held by London Clubs or LCNI shall include a "make whole" payment by the Sommer Trust to London Clubs or LCNI consisting of (i) the Sommer Trust's applicable proportionate share of all fees, transaction costs, call premiums and other expenses borne by London Clubs or LCNI in connection with the financing of the acquisition of the Redeemable Preferred Shares (but solely with respect to the proportionate share of the proceeds from such financing which are directly invested in the Aladdin) and their purchase by the Sommer Trust including interest at the rate of prime plus two percent (2%) per annum from the time expenses were incurred by London Clubs to the time of the make whole payment; and (ii) 100% of any increased tax consequences to London Clubs or LCNI resulting from the purchase of the Redeemable Preferred Shares by the Sommer Trust as opposed to redemption by Gaming Holdings. Upon purchase by the Sommer Trust, and at its option to be exercised at the time of purchase, the Redeemable Preferred Shares purchased from London Clubs or LCNI may either (i) (a) be subordinated to those Redeemable Preferred Shares still held by London Clubs or LCNI, but rank ahead of all other Preferred Shares, and (b) earn a reduced unit return to be no greater than twenty percent (20%) or less than fifteen percent (15%) per annum, cumulative and compounded semi-annually to be determined no later than the time the parties enter into formal amendments to the Operating and Contribution Agreements; or
(ii) (a) be pari passu with the Redeemable Preferred Shares still held by London Clubs or LCNI and (b) earn a reduced unit return equal to the yield to worst on the Notes at the time of purchase by the Sommer Trust plus 100 basis

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. CLASSES OF INTEREST (CONTINUED)
points, such return to be per annum, cumulative and compounded semi-annually. In the event that the Sommer Trust is in the position to offer payment as set forth herein, and makes a good faith offer to purchase up to 60% of the Redeemable Preferred Shares but London Clubs or LCNI, as the case may be, is unable to sell such shares for any reason, London Clubs will negotiate in good faith with the Sommer Trust a "make whole" agreement whereby the Sommer Trust shall be compensated no more than its actual losses, taking account of the full costs including financing costs and "make whole" payments it would have incurred in acquiring and holding such shares, and in any event no more than the return it would have received by owning the Redeemable Preferred Shares if offered to purchase from London Clubs or LCNI and exercising the option set forth herein, less the return the Sommer Trust would receive if it acquired an equivalent amount of United States Treasury securities, at the then prevailing rate.

    In the event that the terms of the financing arrangements obtained by London Clubs with respect to financing future Completion Guaranty Payments requires a transfer of Holdings Common Membership Interest to London Club's lenders in the form of non-voting warrants, or otherwise, the Trust and London Clubs have agreed that both LCNI and Sommer Enterprises shall be diluted in such proportions and in such amounts as shall be agreed upon by the parties when the terms of such financing arrangements have been finalized.

    The holders of Holdings Common Membership Interests also amended the Gaming Holdings Operating Agreement, in regards to (a) the definition of "Permitted Transferee" and "Prohibited Transferee;" (b) to provide that the Board of Managers of Gaming Holdings shall be expanded to seven Board Members and appointed as follows: (i) Aladdin Enterprises shall appoint three Board Members and (ii) LCNI shall appoint four Board Members, and as of March 15, 2000, the Board Members are Jack Sommer, Ronald B. Dictrow and Richard J. Goeglein as Aladdin Enterprises appointees and Alan L. Goodenough, G. Barry C. Hardy, William Timmins and one other appointee who shall be an officer, director or employee of LCI still to be named by LCNI; (c) to provide that the failure of either the Sommer Trust or London Clubs to pay its pro rata shares of Completion Guaranty Payments (i) shall not result in the removal by LCNI if London Clubs has failed to pay its pro rata share, or Aladdin Enterprises, if the Sommer Trust has failed to pay its pro rata share, of one of their respective designated Board Members and (ii) shall not result in the replacement of Jack Sommer as Chairman of the Board; (d) eliminating the requirement of the vote or consent in writing of a Supermajority to declare setting aside or payment of any Distribution with respect to Series A Preferred Shares; (e) including Music within the definition of Subsidiary of Gaming Holdings.

    Section 6.7(b), (c) and (d) of the Amended and Restated Purchase Agreement dated as of February 26, 1998 between LCNI, London Clubs, Gaming Holdings, Gaming, Aladdin Holdings, LLC, Sommer Enterprises and the Sommer Trust, which relates to certain participation and approval rights of LCNI with respect to the Aladdin Music Project is deleted.

    The Board of Managers for Aladdin Music Holdings, LLC and Aladdin Music, LLC shall each have six Board Members appointed as follows: (a) the Sommer Trust shall appoint three Board Members; and (b) London Clubs shall appoint three Board Members.

    Notwithstanding any other provision in the parties' agreement as detailed above, if the parties are unable for any reason to effect a transfer of fifteen percent (15%) of the Holdings Common Membership

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. CLASSES OF INTEREST (CONTINUED)
Interests to LCNI upon conversion of the Series C Convertible Preferred Shares, no part of the Agreement shall be effective.

    Except for matters affecting the rights of the holders of Preferred Interests to distributions, including upon redemption, and matters affecting the anti-dilution protections and tag-along participation rights of the holders of the Warrants and the Warrant Shares (which may not be amended without the consent of Aladdin Gaming Enterprises, Inc.), all management and voting rights will be vested in the Gaming Holdings Common Membership Interests.

    As of February 23, 2000, the holders of Holdings Common Membership Interests entered into an agreement whereby, if certain payments are made with respect to certain letters of credit issued in connection with the acquisition of furniture, fixture, and equipment, such payments shall be treated in a manner similar to Completion Guaranty Payments as set forth above.

4. LEASES

    The Company leases certain real property, furniture and equipment. At December 31, 1999 aggregate minimum rental commitments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

  YEAR ENDING DECEMBER 31,     OPERATING LEASES
  ------------------------     ----------------
                                (IN THOUSANDS)
            2000                     $804
            2001                      180
            2002                        3
                                     ----
Total Minimum Lease Payments         $987
                                     ====

    Rental expense amounted to approximately $.7 million and $0.5 million for the years ended December 31, 1999 and 1998.

5. RELATED PARTY TRANSACTIONS AND GUARANTEES

LAND CONTRIBUTION AND RESTRICTED LAND

    As discussed in Note 1, both Sommer Enterprises, LLC and Gaming Enterprises contributed land to the Company. The land was originally owned by AHL, a related party under common control, and therefore the land has been recorded at its carryover basis. In addition, the land was subject to certain indebtedness which was paid by the Company on the date of the contribution. The indebtedness exceeded the carryover basis of the land and therefore resulted in a negative contribution by Sommer Enterprises, LLC.

    The carryover basis of the land was approximately $40.25 million, but a portion of the land has been classified as restricted land due to a requirement to transfer the land to Aladdin Bazaar, LLC. Aladdin Bazaar, LLC is owned effectively 37.5% by the Sommer Trust. Aladdin Bazaar, LLC is currently constructing and will operate a themed entertainment shopping mall and 4,800-space car parking facility (together known as the "Mall Project"). The Mall Project is expected to be an integral part of the Aladdin

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. RELATED PARTY TRANSACTIONS AND GUARANTEES (CONTINUED) entertainment complex. The carryover basis of the land was allocated to the Mall Project based on an appraisal of the entire land parcel.

PURCHASE OF RESTRICTED MEMBERSHIP INTERESTS

    Certain members of the Company's executive management have purchased unvested restricted membership interests, in the aggregate, of 2.75% of the Company, subject to the Company granting further unvested restricted membership interests to certain senior executives or developing alternative economic arrangements. Except for Mr. Goeglein, these membership interests will vest 25% on the opening of the Aladdin and 25% upon the expiration of the term of the executive's employment agreement. If Gaming continues to employ the executive after the expiration of the employment agreement, 25% of the interest will continue to vest on each anniversary of the Aladdin opening date until such interests are fully vested. After the term of the employment agreement, if Gaming does not continue to employ the executive, other than for Cause (as defined), or if the officer no longer continues his employment for Good Reason (as defined), only an additional 25% of the interest vests. Mr. Goeglein's membership interests become fully vested at the earlier of July 1, 2002 or the date on which such interests become publicly traded, conditioned upon Mr. Goeglein's continued relationship with Gaming. As of December 31, 1999, none of these membership interests had vested.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment contracts with six members of its senior management. The terms of these agreements provide for an aggregate annual amount of approximately $1.8 million, with one agreement which provided for a signing bonus of $300,000, plus any bonuses granted by the Board of Directors and based on relevant criteria and performance standards. The agreements have varying duration, but no agreement has a duration exceeding five years and six months. The agreements were entered into at varying times from 1997 to 2000. One agreement additionally provides for the individual to be retained as a consultant for $100,000 per year for 5 years after the initial term.

GAI, LLC CONSULTING AGREEMENT

    Gaming has entered into a consulting agreement with GAI, LLC, a Nevada limited liability company, 100% beneficially owned by Gaming's Chief Executive Officer; however, an option to acquire a 15% interest in GAI, LLC has been granted to a third party. This agreement requires Gaming to pay to GAI, LLC a retainer of $12,500 per month until June 30, 2002 for remaining on call to provide services and expertise for such month.

THE LONDON CLUB MANAGEMENT AGREEMENT

    Gaming, London Clubs and LCNI are parties to a management agreement which relates to the operations to be managed by London Clubs ("The London Club"). Under this agreement, London Clubs has agreed to guaranty the obligations of LCNI. In consideration for the services to be furnished by LCNI under the management agreement, Gaming will pay to LCNI a performance-based incentive fee. This fee will be calculated based on a range of percentages applied to certain thresholds of The London Club EBITDA (defined as gross revenue attributable to The London Club, less all costs and expenses directly attributable to The London
Club).

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. RELATED PARTY TRANSACTIONS AND GUARANTEES (CONTINUED)
COMPLETION GUARANTY AND KEEP-WELL AGREEMENT

    London Clubs, the Sommer Trust and Aladdin Bazaar Holdings, LLC ("Bazaar Holdings"), which is owned 99% by the Sommer Trust, have entered into a completion guaranty for the benefit of the Lenders under the Bank Credit Facility, under which they have agreed to guarantee, among other things, the completion of the Aladdin. The guaranty is not subject to any maximum dollar limitations. In addition, AHL, London Clubs and Bazaar Holdings (collectively, "Sponsors") have entered into an agreement ("Keep-Well Agreement") in favor of the Lenders under the Bank Credit Facility. The Keep-Well Agreement requires the Sponsors to make certain quarterly cash equity contributions to Gaming beginning with the commencement of operations if Gaming fails to comply with the minimum fixed charge coverage ratio set forth in the Bank Credit Facility. Under the Keep-Well Agreement, the Sponsors are not required to contribute an aggregate of more than $150.0 million to Gaming ($30.0 million in any one fiscal year), and are not required to contribute any amounts to Gaming on or after the earlier of the date on which Gaming complies with all of the financial covenants set forth in the Credit Agreement for six consecutive quarterly periods or the date on which the aggregate outstanding principal amounts of the Credit Agreement are reduced below certain amounts.

    The Sommer Trust, London Clubs, Aladdin Bazaar Holdings, LLC and the Bank of Nova Scotia, as administrative agent for the Lenders, have entered into the First Amendment to the Guaranty of Performance and Completion, dated as of March 10, 1999 ("First Amendment to the Bank Completion Guaranty"). The First Amendment to the Bank Completion Guaranty requires that the Sommer Trust, London Clubs and Aladdin Bazaar Holdings, LLC jointly and severally guarantee that Gaming maintains the minimum Net Worth required by the Second Amendment to the Credit Agreement.

    During 1999, London Clubs received a fee of $2.65 million for its obligations under the Keep-Well Agreement and in addition is entitled to an annual fee of 1.5%, payable in arrears, of the Company's annual average indebtedness with respect to a $265.0 million portion of the Bank Credit Facility, which is supported by the Keep-Well Agreement. Such fees accrue from the closing date of the Bank Credit Facility and are payable from available cash flow after the opening of the Aladdin. As of December 31, 1999, the Company had accrued approximately $7.3 million in Keep-Well fees to London Clubs, which is reported in the Balance Sheet as Related Party Payables. Additionally, the Company agreed to reimburse approximately $2.8 million to London Clubs for certain expenses incurred relating to the Aladdin; however, London Clubs has agreed to defer the payment of approximately $189,000 of this reimbursement until after the opening of the Aladdin. As of December 31, 1999, London Clubs received approximately $2.4 million of this $2.8 million reimbursement obligation.

    In consideration for certain expenses incurred by the Sommer Trust prior to February 26, 1998, relating to the management and coordination of the development of the Aladdin, the Company reimbursed $3.0 million to the Sommer Trust on February 26, 1998. In addition, Gaming will reimburse certain ongoing out-of-pocket expenses of the Sommer Trust relating to the development of the Aladdin, not to exceed $0.9 million. The Sommer Trust agreed to defer such reimbursement until after the opening of the Aladdin. As of December 31, 1999, the Sommer Trust had received approximately $3.3 million of the total $3.9 million reimbursement.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. RELATED PARTY TRANSACTIONS AND GUARANTEES (CONTINUED)
PAYMENT OF MUSIC INDEBTEDNESS

    During 1998, the Sommer Trust paid approximately $260,000 to certain trade creditors on behalf of Aladdin Music and Mr. Sommer, the Company's Chairman of the Board, individually paid $500,000 to a trade creditor on behalf of Aladdin Music. Further, during the first quarter of 1999, the Sommer Trust paid approximately $747,000 to a trade creditor on behalf of Aladdin Music. To the extent permissible, Aladdin Music has agreed, if and when Aladdin Music secures a joint venture partner and financing for the Aladdin Music Project to reimburse the Sommer Trust and Mr. Sommer such advanced funds.

6. COMMITMENTS AND CONTINGENCIES

CONSTRUCTION AND PRE-OPENING COSTS

    During 1999, the Company increased the Main Project Budget by approximately $79.6 million. This amount reflected an increase in construction costs of approximately $53.2 million, an increase in pre-opening costs of approximately $21.9 million and an increase in capitalized interest of $4.5 million. Pursuant to the Bank Completion Guaranty, during 1999, a total of $67.2 million was paid, approximately $62.8 million by London Clubs and approximately $4.4 million by the Sommer Trust. The remaining $12.4 million was funded in the first quarter of 2000.

    The Aladdin project budget ("Budget") was $826 million when Gaming and Gaming Holdings entered into arrangements to finance construction of the Aladdin in February 1998. Since that time and to March 1, 2000, the Budget was increased by an aggregate of $87.8 million to $913 million, which amounts were funded pursuant to the Bank Completion Guaranty by London Clubs and the Sommer Trust. Pursuant to the Contribution Agreement between London Clubs and the Sommer Trust, dated February 26, 1998 ("Contribution Agreement"), Sommer Trust and London Clubs agreed that any amounts required to be paid pursuant to the Bank Completion Guaranty would be funded 75% by the Sommer Trust and 25% by London Clubs. Effective as of October 1, 1999, these contribution percentages were amended to be 60% in the case of the Sommer Trust and 40% in the case of London Clubs. Notwithstanding the Contribution Agreement, the $87.8 million Budget increase was funded approximately $83.5 million by London Clubs and approximately $4.3 million by the Sommer Trust. During March 2000, the Company completed a review of the estimated total costs to complete and open the Aladdin and, as a result of that review, increased the Budget by $60.4 million. The Company advised the Sommer Trust and London Clubs of the need to fund such increase pursuant to the Bank Completion Guaranty. The Sommer Trust advised the Company and London Clubs that it is not at this time making any capital contribution in order to fund any portion of this Budget increase of $60.4 million. In light of the joint and several obligation of the Bank Completion Guaranty, London Clubs has advised the Company that it would fund all of this Budget increase by (a) providing a cash equity contribution to the Company of approximately $13.1 million, which the Company received on March 30, 2000, and (b) establishing a letter of credit in the amount of approximately $47.3 million to be used to fund the Budget increase. The Company believes that the Budget as set out above is reasonable and can be achieved.

    The Company is subject to risks common to developing a large scale construction project. While the Company believes that its estimates are reasonable, and that the projected targets can be met, there can be no assurance that the Complex will be completed within the time period or budget currently contemplated. In addition, if the additional identified potential funding sources are insufficient or unavailable to fully

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) cover any excess, the Company could be materially and adversely affected. So, while the Company believes that its estimates are reasonable, and that the projected targets can be met, there can be no assurance that the Complex, including the Aladdin, will be completed within the time period or budget currently contemplated.

ENERGY SERVICES AGREEMENT

    The Company entered into an energy services agreement for hot and cold water and electricity that will be purchased by the Company and the Mall Project (which would include the tenants of the mall) over initial terms of 20 years.

    The central utility plant is being constructed by Northwind Aladdin, LLC ("Northwind") on land owned by the Company and leased to Northwind. The central utility plant and equipment (collectively, "Costs") will be owned by Northwind, which will pay all costs in connection with the construction, purchase and installation. The current budget for the Costs is $40.0 million.

    The charges payable under the energy services agreement will include a fixed component applied to the Costs paid by Northwind and reimbursement of operational-related costs.

    The Company's share of Costs under its energy services agreement is based on the total Costs (currently budgeted at $40 million) less the amounts payable by the Mall Project and Aladdin Music, if and when, Aladdin Music enters into an energy services agreement with Northwind. The Mall Project's share of Costs is approximately $2.9 million. The Company will account for the energy services contract as a capitalized power purchase obligation when the utility plant becomes operational in the first quarter of 2000.

MALL PROJECT COSTS

    In connection with the development of the Mall Project, Aladdin Bazaar, LLC will reimburse the Company approximately, $14.2 million for the construction of certain areas shared by the Aladdin and the Mall Project and the facade to the Aladdin. Additionally, Aladdin Bazaar, LLC is obligated to spend no more than $36.0 million for the parking garage. Therefore, any cost overruns associated with these items will be borne by the Company. In addition, the Company is obligated to pay Aladdin Bazaar, LLC: (i) a $3.2 million fee per year for a term of 99 years, which is adjusted annually pursuant to a consumer price index-based formula, for usage of the parking garage; and (ii) the Company's proportionate share of the operating costs associated therewith.

CONSTRUCTION ARBITRATION

    Fluor Daniel, Inc. is the design/builder ("Design/Builder") of the Aladdin. The Design/Builder has entered into a guaranteed maximum price design/build contract ("Design/Build Contract") (subject to scope changes) with the Company to design and construct the Aladdin. During the course of construction, a number of issues and items have arisen in connection with various change orders and delay claims submitted with the project and the scope of the Design/Build Contract. The Company has submitted these matters ("Claims") to arbitration ("Arbitration") pursuant to the provisions of the Design/Build Contract. The Company believes that the Claims relate to design and work which is base work contemplated in the Design Build Contract and therefore should be included in the guaranteed maximum price of the Design/

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Builder. The Design/Builder has responded to the Company's argument in Arbitration, alleging, among other things, that the Claims relate to unforeseen conditions, and/or are due to the actions of the Company, and therefore, the Company is responsible for all costs and delays associated with the Claims. While the Company intends to aggressively and vigorously pursue the Claims, and believes that it will ultimately prevail in arbitration, the Claims are only in the preliminary stages of the Arbitration process, and therefore, no assurances can be given with respect to the ultimate outcome. The Design/Builder has presented Claims in the amount of approximately $13.8 million of which amount the Company has funded $8.3 million.